Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 (415) 738-6532
+1 (415) 738-6520

DIGITAL REALTY TRUST, INC. REPORTS SECOND QUARTER 2011 FFO OF $1.02 PER DILUTED SHARE AND UNIT

Solid performance yields 34.2% year-over-year growth in FFO per diluted share and unit

San Francisco, Calif. (July 28, 2011) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the second quarter of 2011.

Highlights:

•

Reported FFO of $1.02 per diluted share and unit for the quarter ended June 30, 2011, up 34.2% from $0.76 per diluted share and unit in the second quarter of 2010. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, second quarter 2011 FFO was $1.02 per diluted share and unit, up 30.8% from second quarter 2010 FFO of $0.78 per diluted share and unit;

•	Reported net income for the quarter ended June 30, 2011 of $38.2 million and net income available to common stockholders of $32.0 million, or $0.33 per diluted share;

•

Signed leases during the quarter ended June 30, 2011 totaling approximately 289,000 square feet of space at an average annual GAAP rental rate of approximately $143.00 per square foot, including non-technical space;

•

Commenced leases totaling approximately 476,000 square feet during the second quarter of 2011 at an average annual GAAP rental rate of approximately $59.00 per square foot, including non-technical space;

•

Issued approximately 2,869,000 shares during the second quarter under the Company’s previous At-the-Market equity distribution program for net proceeds totaling $171.2 million at an average price of $60.58 per share;

•

Completed previous At-the-Market equity distribution program and commenced a new At-the-Market equity distribution agreement under which the Company can issue and sell up to $400.0 million of its common stock;

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

•

Exchanged approximately $4.6 million aggregate principal amount of the 4.125% Exchangeable Senior Debentures due 2026 for approximately $4.6 million in cash and 69,000 shares of common stock at the request of holders pursuant to the terms of such Debentures;

•

Converted approximately 1,429,000 shares of the Series C Convertible Preferred Stock with a liquidation preference value of $35.7 million, which comprised approximately 20% of the Series C Convertible Preferred Stock outstanding at December 31, 2010, into 764,000 newly issued shares of common stock at the request of holders pursuant to the terms of such preferred stock;

•

Converted approximately 4,127,000 shares of the Series D Convertible Preferred Stock with a liquidation preference value of $103.2 million, which comprised approximately 30% of the Series D Convertible Preferred Stock outstanding at December 31, 2010, into 2,526,000 newly issued shares of common stock at the request of holders pursuant to the terms of such preferred stock;

•	Completed the acquisition of a 38.8 acre site, located along the northern border of the Company’s existing datacenter campus in Ashburn, Virginia, for a purchase price of $17.3 million;

•	Acquired the noncontrolling ownership interest from the Company’s joint venture partner in Datacenter Park Dallas for approximately $53.2 million resulting in full ownership by the Company;

•	Entered the Australian data center market with the acquisition of a development site in Sydney, Australia for a purchase price of $10.1 million AUD;

•	Acquired a redevelopment site in London, UK totaling approximately 130,000 square feet for a purchase price of £12.9 million; and

•	Revised 2011 guidance range to between $3.99 and $4.05 per diluted share and unit, increasing the midpoint of the range by $0.02.

Funds from operations (“FFO”) on a diluted basis was $119.6 million in the second quarter of 2011, or $1.02 per diluted share and unit, unchanged from $1.02 per diluted share and unit in the first quarter of 2011, and up 34.2% from $0.76 per diluted share and unit in the second quarter of 2010.

“Core FFO is FFO adjusted for certain items that we believe do not represent ongoing expenses or revenue streams of our core business. Second quarter 2011 core FFO was $1.02 per diluted share and unit, down 1.0% from first quarter of 2011 core FFO of $1.03 per diluted share and unit, and up 30.8% from second quarter 2010 core FFO of approximately $0.78 per diluted share and unit,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “The decrease in core FFO on a diluted share and unit basis in the second quarter was primarily due to the greater number of shares outstanding resulting from the issuance of nearly 2.9 million shares under our At-the-Market equity distribution program and higher interest expense from the $400.0 million unsecured 10-year notes issued in early March. These two items were partially offset by increased net operating income.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO is included as an attachment to this press release.

Net income for the second quarter of 2011 was $38.2 million, down 2.1% from $39.0 million in the first quarter of 2011 and up 92.0% from $19.9 million in the second quarter of 2010. Net income available to common stockholders in the second quarter of 2011 was $32.0 million, or $0.33 per diluted share, up from $31.0 million, or $0.33 per diluted share, in the first quarter of 2011, and up from $9.1 million, or $0.11 per diluted share, in the second quarter of 2010.

The Company reported total operating revenues of $267.9 million in the second quarter of 2011, up 6.9% from $250.7 million in the first quarter of 2011 and up 35.6% from $197.5 million in the second quarter of 2010.

“Our suite of customer driven data center solutions provides flexible, state-of-the-art environments for supporting mission critical infrastructure. Our data center solutions combined with our global footprint and unmatched data center operations continue to attract local and international enterprise customers alike, resulting in another quarter of strong performance,” said Michael F. Foust, Chief Executive Officer of Digital Realty Trust. “We believe that our leasing results, in particular, are a reflection of strong data center market fundamentals.”

Acquisitions and Leasing Activity

On April 15, 2011, the Company completed the acquisition of a 38.8 acre development site located contiguous to its datacenter campus in Ashburn, Virginia. The purchase price was $17.3 million. The site was acquired for the development of additional datacenter facilities to meet future demand for Turn-Key Datacenter® and Powered Base Building® space in the Northern Virginia market. Up to 300,000 square feet is planned for the initial phase of development at the site. The timing and commencement of construction is subject to a number of factors, including the successful leasing of available space at the existing campus.

On June 24, 2011, the Company acquired the noncontrolling ownership interest in Datacenter Park Dallas, from its joint venture partner for $53.2 million, resulting in full ownership by the Company. The 7-building development property is located in Richardson, Texas and totals approximately 797,000 square feet. The Company recently completed the development and lease up of the first building, 1232 Alma Road, a 105,000 square foot multi-tenant datacenter facility with 13 MW of IT capacity.

Subsequent to the end of the quarter, on July 21, 2011, the Company completed the acquisition of an 8.6 acre development site in Sydney, Australia for a purchase price of approximately $10.1 million AUD. This represents the first acquisition in Australia for Digital Realty Trust, which now operates data centers in 29 markets world-wide. The site is capable of supporting approximately 200,000 square feet of data center development with over 11.5 MW of IT capacity. The Company has secured permitting for the development and plans to commence construction on the first phase in the fall of 2011, which consists of building out the first of two data center facilities totaling approximately 100,000 square feet. Each building is designed to support four 1440 kW Turn-Key Datacenter PODs. The first two 1440 kW PODs are expected to be delivered upon completion of the first building’s shell and core.

On July 26, 2011, the Company completed the acquisition of a redevelopment site in London, U.K. for a purchase price of £12.9 million. The property totals approximately 130,000 square feet with 8 MW of IT capacity and is capable of supporting the development of five 1440kW Turn-Key Datacenter PODs.

The Company signed leases during the quarter ended June 30, 2011 totaling approximately $42.9 million of annualized GAAP rental revenue, including $1.5 million of colocation revenue. Leases signed totaled approximately 289,000 square feet, consisting of over 205,000 square feet of Turn-Key Datacenter® space leased at an average annual GAAP rental rate of approximately $193.00 per square foot, and approximately 84,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $20.00 per square foot.

For the quarter ended June 30, 2011, the Company commenced leases totaling approximately $29.0 million of annualized GAAP rental revenue, including approximately $0.8 million of colocation revenue. Commenced leases totaled approximately 476,000 square feet, consisting of over 123,000 square feet of Turn-Key Datacenter space leased at an average annual GAAP rental rate of approximately $146.00 per square foot, approximately 225,000 square feet of Powered Base Building space leased at an average annual GAAP rental rate of approximately $25.00 per square foot, and nearly 98,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $21.00 per square foot. Also included in commencements were datacenter master leases, previously announced as signed in the first quarter of 2011, which totaled nearly 30,000 square feet leased at an average annual GAAP rental rate of approximately $85.00 per square foot.

As of July 28, 2011, the Company’s portfolio comprises 97 properties, excluding two properties held in unconsolidated joint ventures, consisting of 135 buildings totaling approximately 17.2 million net rentable square feet, including 2.2 million square feet of space held for redevelopment. The portfolio is strategically located in 29 key technology markets throughout North America, Europe, Singapore and Australia.

Balance Sheet Update

Total assets grew to approximately $5.7 billion at June 30, 2011, up from approximately $5.5 billion at March 31, 2011. Total debt at June 30, 2011 was approximately $3.1 billion, unchanged from the first quarter ended March 31, 2011. Stockholders’ equity was approximately $2.1 billion at June 30, 2011, up from approximately $1.9 billion at March 31, 2011.

During the second quarter of 2011, in connection with the acquisition of the noncontrolling ownership interest in Datacenter Park Dallas, the Company also repaid in full secured debt on the property for approximately $16.2 million. The acquisition and the repayment were financed with borrowings under the Company’s revolving credit facility. The Company also prepaid the secured debt on the 3 Corporate Place property in Piscataway, New Jersey totaling approximately $80.0 million and paid at maturity the secured debt on the 6 Braham Street property in London, England totaling approximately $20.3 million. After quarter end, the Company repaid at maturity $25.0 million of unsecured notes under the Prudential shelf facility.

In June 2011, the Company completed its previous At-the-Market equity distribution program, under which it sold 6,790,653 shares of common stock for gross proceeds of $400.0 million, resulting in net proceeds of approximately $394.0 million after deducting commissions and before offering expenses. During the second quarter of 2011, the Company sold 2,869,445 shares of common stock at an average price of $60.58 per share, resulting in net proceeds of approximately $171.2 million after deducting commissions and before offering expenses.

Subsequently, the Company commenced a new At-the-Market equity distribution program under which it can issue and sell up to $400.0 million of its common stock. The Company will use the net proceeds from the offering to temporarily repay borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general working capital purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or preferred equity securities.

During the second quarter of 2011, holders of the Company’s 4.125% Exchangeable Senior Debentures due 2026 exchanged approximately $4.6 million aggregate principal amount of such Debentures for approximately $4.6 million in cash and 69,000 shares of common stock. Holders of the Company’s Series C Convertible Preferred Stock also converted approximately 1,429,000 shares of such preferred stock with a liquidation preference value of $35.7 million, which comprised approximately 20% of the Series C Convertible Preferred Stock outstanding at December 31, 2010, into approximately 764,000 newly issued shares of common stock. In addition, holders of the Company’s Series D Convertible Preferred Stock converted approximately 4,127,000 shares of such preferred stock with a liquidation preference value of $103.2 million, which comprised approximately 30% of the Series D Convertible Preferred Stock outstanding at December 31, 2010, into approximately 2,526,000 newly issued shares of common stock.

On July 14, 2011, the Company commenced an offer to repurchase, at the option of each holder, any and all of its outstanding 4.125% Exchangeable Senior Debentures due 2026 at a price equal to 100% of the principal amount, as required by the terms of the indenture governing the Debentures. The repurchase offer will expire at 5:00 p.m., New York City time, on August 11, 2011. The Company also distributed a Notice of Redemption to the holders of the Debentures that it intends to redeem all of the outstanding Debentures, pursuant to its option under the indenture governing the Debentures, on August 18, 2011, at a price equal to 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, the redemption date. In connection with the redemption, holders of the Debentures have the right to exchange their Debentures prior to 5:00 p.m., New York City time, on August 16, 2011. Debentures not surrendered pursuant to the repurchase offer prior to 5:00 p.m., New York City time, on August 11, 2011, or for exchange prior to 5:00 p.m., New York City time, on August 16, 2011, will be redeemed by the Company on August 18, 2011.

2011 Revised Outlook

FFO per diluted share and unit for the year ending December 31, 2011 is projected to range between $3.99 and $4.05, compared to the previous 2011 FFO guidance range of between $3.95 and $4.05 per diluted share and unit, increasing the midpoint by $0.02 to $4.02. The Company is not changing guidance assumptions at this time. A reconciliation of the range of 2011 projected net income to projected FFO is as follows:

	Low		High
Net income available to common stockholders per diluted share	$1.34	–	$1.40
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$3.00
Less:
Dilutive impact of convertible stock and exchangeable debentures	($0.35)

Projected FFO per diluted share	$3.99	–	$4.05

Investor Conference Call Details

Digital Realty Trust will host a conference call on Thursday, July 28, 2011 at 10:00 am PT / 1:00 pm ET to discuss its second quarter 2011 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (877) 512-9172 (for domestic callers) or +1 (706) 679-7933 (for international callers) and quote the conference ID # 78225549 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Thursday, August 11, 2011. The telephone replay can be accessed two hours after the call by dialing +1 (800) 642-1687 (for domestic callers) or +1 (706) 645-9291 (for international callers) and using the conference ID #78225549. The webcast replay can be accessed on Digital Realty Trust’s website immediately after the live call has concluded.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty Trust's customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty Trust's 97 properties, excluding two properties held as investments in unconsolidated joint ventures, comprise approximately 17.2 million net rentable square feet as of July 28, 2011, including 2.2 million square feet of space held for redevelopment. Digital Realty Trust's portfolio is located in 29 markets throughout Europe, North America, Singapore and Australia. Additional information about Digital Realty Trust is included in the Company Overview, which is available on the Investors page of Digital Realty Trust's website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to the Company’s 2011 guidance and its underlying assumptions, supply and demand for data center space, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, expected timing for development plans, expected size and IT capacity of development projects, and use of proceeds from the Company’s capital markets activities. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of datacenter space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Form 10-Q and Form 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Turn-Key Datacenter, Powered Base Building and POD Architecture are registered trademarks of Digital Realty Trust.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Operating Revenues:

Rental	$202,806	$156,831	$399,601	$308,138
Tenant reimbursements	51,311	39,597	103,145	78,655
Construction management	13,759	1,036	15,576	2,450
Other	5	—	300	—

Total operating revenues	267,881	197,464	518,622	389,243

Operating Expenses:

Rental property operating and maintenance	72,337	53,935	144,060	106,530
Property taxes	13,962	12,748	27,433	25,469
Insurance	1,998	1,846	4,049	3,581
Construction management	11,199	471	12,936	1,118
Depreciation and amortization	76,848	59,860	150,766	117,392
General and administrative	14,077	12,574	26,482	23,093
Transactions	740	1,715	1,421	2,548
Other	—	165	90	167

Total operating expenses	191,161	143,314	367,237	279,898

Operating income	76,720	54,150	151,385	109,345

Other Income (Expenses):
Equity in earnings (losses) of unconsolidated joint ventures	1,058	955	2,266	2,933
Interest and other income	380	34	644	65
Interest expense	(39,334)	(33,162)	(75,416)	(64,064)
Tax expense	(233)	(534)	(661)	(1,250)
Loss from early extinguishment of debt	(363)	(1,541)	(978)	(1,541)

Net Income	38,228	19,902	77,240	45,488

Net income attributable to noncontrolling interests	(1,525)	(710)	(3,035)	(1,451)

Net Income Attributable to Digital Realty Trust, Inc.	36,703	19,192	74,205	44,037

Preferred stock dividends	(4,713)	(10,101)	(11,235)	(20,202)

Net Income Available to Common Stockholders	$31,990	$9,091	$62,970	$23,835

Net income per share available to common stockholders:
Basic	$0.33	$0.11	$0.67	$0.30
Diluted	$0.33	$0.11	$0.66	$0.29

Weighted average shares outstanding:
Basic	96,295,585	80,542,329	93,875,415	79,164,167
Diluted	97,511,811	83,021,817	95,012,965	81,450,636

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$498,522	$478,629
Acquired ground leases	6,796	6,374
Buildings and improvements	4,820,275	4,459,047
Tenant improvements	290,643	283,492

Total investments in properties	5,616,236	5,227,542
Accumulated depreciation and amortization	(781,871)	(660,700)

Net investments in properties	4,834,365	4,566,842
Investment in unconsolidated joint ventures	18,145	17,635

Net investments in real estate	4,852,510	4,584,477
Cash and cash equivalents	27,900	11,719
Accounts and other receivables, net	83,672	70,337
Deferred rent	218,318	190,067
Acquired above market leases, net	34,506	40,539
Acquired in place lease value and deferred leasing costs, net	322,793	334,366
Deferred financing costs, net	21,821	22,825
Restricted cash	56,928	60,062
Other assets	39,957	15,091

Total Assets	$5,658,405	$5,329,483

LIABILITIES AND EQUITY
Revolving credit facility	$341,417	$333,534
Unsecured senior notes, net of discount	1,465,587	1,066,030
Exchangeable senior debentures, net of discount	314,588	353,702
Mortgage loans, net of premiums	935,485	1,043,188
Other secured loan	10,500	10,500
Accounts payable and other accrued liabilities	284,284	237,631
Accrued dividends and distributions	—	51,210
Acquired below market leases, net	84,518	93,250
Security deposits and prepaid rents	88,212	85,775

Total Liabilities	3,524,591	3,274,820

Equity:
Stockholders’ equity	2,071,152	1,962,518
Noncontrolling interests	62,662	92,145

Total Equity	2,133,814	2,054,663

Total Liabilities and Equity	$5,658,405	$5,329,483

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income available to common stockholders	$31,990	$30,980	$9,091	$62,970	$23,835
Adjustments:
Noncontrolling interests in operating partnership	1,582	1,652	560	3,234	1,533
Real estate related depreciation and amortization (1)	76,405	73,506	59,517	149,911	116,692
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	893	892	688	1,785	1,461

FFO available to common stockholders and unitholders (2)	$110,870	$107,030	$69,856	$217,900	$143,521

Basic FFO per share and unit	$1.10	$1.11	$0.81	$2.21	$1.69
Diluted FFO per share and unit (2)	$1.02	$1.02	$0.76	$2.03	$1.57

Weighted average common stock and units outstanding
Basic	101,056	96,303	86,150	98,699	84,700
Diluted (2)	117,845	115,730	106,386	116,744	104,767

(1) Real estate depreciation and amortization was computed as follows:

Depreciation and amortization per income statement	76,848	73,918	59,860	150,766	117,392
Non-real estate depreciation	(443)	(412)	(343)	(855)	(700)

	$76,405	$73,506	$59,517	$149,911	$116,692

(2)	At June 30, 2011, we had 5,271 series C convertible preferred shares and 9,518 series D convertible preferred shares outstanding that were convertible into 2,865 common shares and 6,419 common shares on a weighted average basis for the three months ended June 30, 2011, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures that were exchangeable for 6,289 common shares on a weighted average basis for the three months ended June 30, 2011. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
FFO available to common stockholders and unitholders	$110,870	$107,030	$69,856	$217,900	$143,521

Add: Series C convertible preferred dividends	1,441	1,832	1,914	3,273	3,828
Add: Series D convertible preferred dividends	3,272	4,690	4,742	7,962	9,484
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	8,100	8,100

FFO available to common stockholders and unitholders — diluted	$119,633	$117,602	$80,562	$237,235	$164,933

Weighted average common stock and units outstanding	101,056	96,303	86,150	98,699	84,700
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	1,216	1,172	2,146	1,138	1,988
Add: Effect of dilutive series C convertible preferred stock	2,865	3,652	3,657	3,256	3,657
Add: Effect of dilutive series D convertible preferred stock	6,419	8,333	8,238	7,371	8,227
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,289	6,270	6,195	6,280	6,195

Weighted average common stock and units outstanding — diluted	117,845	115,730	106,386	116,744	104,767

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
FFO available to common stockholders and unitholders — diluted	$119,633	$117,602	$80,562	$237,235	$164,933

Termination fees and other non-core revenues (3)	(5)	(295)	(1,412)	(300)	(3,039)
Significant transaction expenses	740	681	1,715	1,421	2,548
Loss from early extinguishment of debt	363	615	1,541	978	1,541
Other non-core expense adjustments (4)	—	174	452	174	452

CFFO available to common stockholders and unitholders — diluted	$120,731	$118,777	$82,858	$239,508	$166,435

Diluted CFFO per share and unit	$1.02	$1.03	$0.78	$2.05	$1.59

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other equity REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.